EXHIBIT 99.0



                  WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES
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                Computation of Ratio of Earnings to Fixed Charges
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                       Twelve Months Ended March 31, 1999
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                                   (Unaudited)

                             (Dollars in Thousands)


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

FIXED CHARGES:

  Interest Expense                                                  $    38,039
  Amortization of Debt Premium, Discount and Expense                        426
  Interest Component of Rentals                                              12
                                                                    -----------
                Total Fixed Charges                                 $    38,477
                                                                    ===========
EARNINGS:
  Net Income                                                        $    66,535
        Add:
        Income Taxes Applicable to Operating Income                      37,669
        Income Taxes Applicable to Other Income - Net                     2,242
        Total Fixed Charges                                              38,477
                                                                    -----------
Total Earnings                                                      $   144,923
                                                                    ===========
Ratio of Earnings to Fixed Charges                                          3.8
                                                                    ===========
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